Filed pursuant to Rule 424(b)(3)

Registration No. 333-201334

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated August 4, 2015)

Aethlon Medical, Inc.

275,000 Shares of Common Stock

This prospectus supplement relates to the prospectus dated August 4, 2015 relating to the following common stock that may be sold from time to time by the selling stockholders identified in the prospectus:

•	275,000 shares of common stock underlying common stock purchase warrants at an exercise price of $15.00 per share.

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-201334, originally filed on December 31, 2014, and does not cover securities beyond those covered by the existing Registration Statement.

All of the common stock covered by the prospectus is being sold by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $4,125,000 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus at prevailing prices quoted on the Nasdaq Capital Market or at privately negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 30 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 2015. Accordingly, we have attached our Quarterly Report on Form 10-Q to this prospectus supplement. You should read this prospectus supplement together with the prospectus and the prospectus supplements filed on August 13, 2015, September 28, 2015 and October 23, 2015, which are to be delivered with this prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On November 12, 2015, the last reported sale price of our common stock on the Nasdaq Capital Market was $7.18 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 16, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____to_____

COMMISSION FILE NUMBER 001-37487

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	13-3632859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9635 GRANITE RIDGE DRIVE, SUITE 100, SAN DIEGO, CA 92123

(Address of principal executive offices)    (Zip Code)

(858) 459-7800

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   YES  ☒    NO ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (ss.232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   YES ☒    NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   YES  ☐NO ☒

As of November 13, 2015, the registrant had outstanding 7,615,636 shares of common stock, $.001 par value

PART I. FINANCIAL INFORMATION

ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

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AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	March 31, 2015
	(Unaudited)
ASSETS
Current assets
Cash	$4,209,356	$855,596
Accounts receivable	186,808	193,341
Deferred financing costs	42,883	82,324
Prepaid expenses and other current assets	108,245	73,135
Total current assets	4,547,292	1,204,396

Property and equipment, net	41,997	56,091
Patents and patents pending, net	98,743	103,325
Deposits	17,443	16,776
Total assets	$4,705,475	$1,380,588

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$217,594	$342,133
Due to related parties	204,112	146,112
Convertible notes payable, current portion	341,505	–
Other current liabilities	65,737	85,731
Total current liabilities	828,948	573,976

Noncurrent liabilities
Convertible notes payable, noncurrent portion	–	155,229
Total noncurrent liabilities	–	155,229

Total liabilities	828,948	729,205

Commitments and Contingencies (Note 13)

Equity
Common stock, par value $0.001 per share; 10,000,000 shares authorized as of September 30, 2015 and March 31, 2015; 7,615,636 and 6,657,046 shares issued and outstanding as of September 30, 2015 and March 31, 2015, respectively	7,614	6,657
Additional paid-in capital	87,930,959	82,238,507
Accumulated deficit	(84,037,356)	(81,629,714)
Total Aethlon Medical, Inc. stockholders’ equity before noncontrolling interests	3,901,217	615,450

Noncontrolling interests	(24,690)	35,933

Total equity	3,876,527	651,383

Total liabilities and equity	$4,705,475	$1,380,588

See accompanying notes.

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AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Month Periods Ended September 30, 2015 and 2014

(Unaudited)

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Six Months Ended September 30, 2015	Six Months Ended September 30, 2014

REVENUES

Government contract revenue	$188,366	$479,075	$380,874	$530,371

OPERATING EXPENSES

Professional fees	389,207	308,821	927,433	710,434
Payroll and related expenses	597,850	544,354	1,056,078	1,165,040
General and administrative	325,670	227,092	611,695	428,097
Total operating expenses	1,312,727	1,080,267	2,595,206	2,303,571
OPERATING LOSS	(1,124,361)	(601,192)	(2,214,332)	(1,773,200)

OTHER EXPENSE
Loss on debt conversion	–	65,493	–	2,531,123
Interest and other debt expenses	127,245	78,145	253,933	144,799
Loss on extension of warrants	–	143,363	–	143,363
Total other expense	127,245	287,001	253,933	2,819,285
NET LOSS BEFORE NONCONTROLLING INTERESTS	(1,251,606)	(888,193)	(2,468,265)	(4,592,485)

LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(27,000)	(40,784)	(60,623)	(89,135)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,224,606)	$(847,409)	$(2,407,642)	$(4,503,350)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.16)	$(0.16)	$(0.34)	$(0.92)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	7,610,459	5,187,398	7,167,903	4,869,898

See accompanying notes.

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AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended September 30, 2015 and 2014

(Unaudited)

	Six Months Ended September 30, 2015	Six Months Ended September 30, 2014
Cash flows from operating activities:
Net loss	$(2,468,265)	$(4,592,485)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,676	18,676
Stock based compensation	101,421	260,680
Fair market value of common stock, warrants and options issued for services	–	162,358
Loss on extension of warrants	–	143,363
Loss on debt conversion	–	2,531,123
Amortization of debt discount and deferred financing costs	225,717	21,502
Changes in operating assets and liabilities:
Accounts receivable	6,533	(162,495)
Prepaid expenses and other current assets	(35,777)	9,558
Accounts payable and other current liabilities	(144,533)	163,646
Due to related parties	58,000	49,708
Net cash used in operating activities	(2,238,228)	(1,394,366)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	5,591,988	670,274
Net cash provided by financing activities	5,591,988	670,274

Net increase (decrease) in cash	3,353,760	(724,092)

Cash at beginning of period	855,596	1,250,279

Cash at end of period	$4,209,356	$526,187

Supplemental disclosures of non-cash investing and financing activities:

Debt and accrued interest converted to common stock	$–	$1,007,631

Reclassification of warrant derivative liability into equity	$–	$10,679,067

Deferred financing costs recorded in connection with debt amendment	$–	$5,000

Reclassification of accrued interest to convertible notes payable	$–	$25,766

Cashless exercise of warrants	$5	$–

See accompanying notes.

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AETHLON MEDICAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2015

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION

Aethlon Medical, Inc. and subsidiary ("Aethlon", the "Company", "we" or "us") is a medical device company focused on creating innovative devices that address unmet medical needs in cancer, infectious disease and other life-threatening conditions. At the core of our developments is the Aethlon ADAPT™ (Adaptive Dialysis-Like Affinity Platform Technology) system, a medical device platform that converges single or multiple affinity drug agents with advanced plasma membrane technology to create therapeutic filtration devices that selectively remove harmful particles from the entire circulatory system without loss of essential blood components. On June 25, 2013, the United States Food and Drug Administration (FDA) approved an Investigational Device Exemption (IDE) that allows us to initiate human feasibility studies of the Aethlon Hemopurifier® in the U.S. Under the feasibility study protocol, we will enroll ten end-stage renal disease patients who are infected with the Hepatitis C virus (HCV) to demonstrate the safety of Hemopurifier therapy. Successful completion of this study will allow us the opportunity to initiate pivotal studies that are required for market clearance to treat HCV and other disease conditions in the U.S.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we intend to sell this device. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier(R) treatment technology.

In October 2013, our majority owned subsidiary, Exosome Sciences, Inc. (“ESI”), commenced operations with a focus on advancing exosome-based strategies to diagnose and monitor the progression of cancer, infectious disease and other life-threatening conditions.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.”

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and applicable sections of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments necessary to make the financial statements not misleading have been included. The condensed consolidated balance sheet as of March 31, 2015 was derived from our audited financial statements. Operating results for the six months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ending March 31, 2016. For further information, refer to our Annual Report on Form 10-K for the year ended March 31, 2015, which includes audited financial statements and footnotes as of March 31, 2015 and 2014 and for the years then ended.

Certain reclassifications have been made to the previously presented consolidated financial statements and condensed consolidated financial statements to conform to the current period presentation. These reclassifications had no effect on previously reported results of consolidated operations or equity.

On April 14, 2015, we completed a 1-for-50 reverse stock split. Accordingly, authorized common stock was reduced from 500,000,000 shares to 10,000,000 shares, and each 50 shares of outstanding common stock held by stockholders were combined into one share of common stock. The accompanying condensed consolidated financial statements and accompanying notes have been retroactively revised to reflect such reverse stock split as if it had occurred on April 1, 2014. All share and per share amounts have been revised accordingly.

2. LOSS PER COMMON SHARE

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of September 30, 2015 and 2014, a total of 2,719,162 and 2,793,456 potential common shares, consisting of shares underlying outstanding stock options, warrants and convertible notes payable were excluded as their inclusion would be antidilutive.

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3. RESEARCH AND DEVELOPMENT EXPENSES

Our research and development costs are expensed as incurred. We incurred research and development expenses during the three and six month periods ended September 30, 2015 and 2014, which are included in various operating expense line items in the accompanying condensed consolidated statements of operations. Our research and development expenses in those periods were as follows:

	September 30,	September 30,
	2015	2014
Three months ended	$207,676	$250,388
Six months ended	$424,267	$637,723

4. SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS

Management is evaluating significant recent accounting pronouncements that are not yet effective for us, including the new accounting standard on revenue recognition, Accounting Standards Update (ASU) 2014-09 (Topic 606), the new accounting standard related to presentation of financial statements - going concern qualifications, ASU 2014-15, the new accounting standard on consolidation, ASU 2015-02, the new accounting standard on extraordinary and unusual items on income statements, ASU 2015-01, and the new accounting standard on imputation of interest, simplifying the presentation of debt issuance costs, ASU 2015-03 and have not yet concluded whether any such pronouncements will have a significant effect on our future consolidated financial statements.

5. CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable consisted of the following at September 30, 2015:

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable – Current Portion:
November 2014 10% Convertible Notes	$527,780	$(186,275)	$341,505	$47,647
Total – Convertible Notes Payable – Current Portion	527,780	(186,275)	341,505	47,647

Convertible Notes Payable – Non-Current Portion	–	–	–	–
Total Convertible Notes Payable	$527,780	$(186,275)	$341,505	$47,647

During the six months ended September 30, 2015, we recorded interest expense of $26,390 related to the contractual interest rates of our convertible notes, interest expense of $186,276 related to the amortization of debt discount and interest expense of $39,441 related to the amortization of deferred financing costs for a total interest expense of $252,107 related to our convertible notes in the six months ended September 30, 2015.

Convertible Notes Payable consisted of the following at March 31, 2015:

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable – Non-Current Portion:
November 2014 10% Convertible Notes	$527,780	$(372,551)	$155,229	$21,258
Total – Convertible Notes Payable – Non-Current Portion	527,780	(372,551)	155,229	21,258
Total Convertible Notes Payable	$527,780	$(372,551)	$155,229	$21,258

During the fiscal year ended March 31, 2015, we recorded interest expense of $24,625 related to the contractual interest rates of our convertible notes, interest expense of $155,230 related to the amortization of debt discounts on the convertible notes and interest expense of $118,147 related to the amortization of deferred financing costs for a total of $298,002.

NOVEMBER 2014 10% CONVERTIBLE NOTES

In November 2014, we entered into a subscription agreement with two accredited investors providing for the issuance and sale of (i) convertible promissory notes in the aggregate principal amount of $527,780 and (ii) five year warrants to purchase up to 47,123 shares of common stock at a fixed exercise price of $8.40 per share. These notes bear interest at the annual rate of 10% and mature on April 1, 2016.

7

The aggregate gross cash proceeds to us were $415,000 after subtracting legal fees of $35,000; the balance of the principal amount of the notes represents a $27,780 due diligence fee and an original issuance discount. We recorded deferred financing costs of $112,780 to reflect the legal fees, due diligence fee and original issuance discount and will amortize those costs over the life of the notes using the effective interest method.

The estimated relative fair value of warrants issued in connection with the November 2014 10% Convertible Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $240,133 based on the relative fair value of these warrants. In addition, as the effective conversion price of the debt was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $287,647 related to the beneficial conversion feature. As of September 30, 2015, the $527,780 principal amount outstanding under this agreement is presented net of unamortized debt discount of $186,275.

These notes are convertible at the option of the holders into shares of our common stock at a fixed price of $5.60 per share, for up to an aggregate of 94,246 shares of common stock. There are no registration requirements with respect to the shares of common stock underlying the notes or the warrants.

The pricing on both the conversion price and on the warrant exercise price reflected a negotiation that began in September 2014 and continued through funding in November 2014. During that period of time the price of our common stock rose significantly, which complicated the pricing negotiations. We ended up with pricing the notes and warrants at levels consistent with our prior equity unit issuances in October 2014.

In November 2015, we entered into an Amendment of Terms with the holders of the November 2014 10% Convertible Notes (see Note 14).

AMENDED AND RESTATED SERIES A 12% CONVERTIBLE NOTES

In June 2010, we entered into Amended and Restated Series A 12% Convertible Promissory Notes (the "Amended and Restated Notes") with the holders of certain promissory notes previously issued by us, extending the due date to December 31, 2010 on the aggregate principal balance of $900,000. During the fiscal year ended March 31, 2013, the holders of $15,000 of the Notes converted their principal and related accrued interest into common stock. During the fiscal year ended March 31, 2015, the holders of the remaining $885,000 of the Notes converted their principal and related accrued interest into common stock. There was no balance remaining at March 31, 2015.

The following transactions related to the Amended and Restated Notes impacted our condensed consolidated statements of operations and statements of cash flows in the six month period ended September 30, 2014.

Weiner Note Conversion

On June 24, 2014, we entered into an agreement with the Ellen R. Weiner Family Revocable Trust (the “Trust”), a holder of a Series A 12% Convertible Note (the “Note”), which previously was classified as being in default. As per the agreement, the Trust converted past due principal of $660,000 and accrued interest balance of $343,200 into restricted common stock, representing all amounts outstanding to the Trust.

Additionally, the Trust agreed to waive anti-dilution price protection underlying warrants previously issued to the Trust. On June 26, 2014, three other parties who held similar warrants also agreed to waive their anti-dilution price protection.

Under its agreement, the Trust converted the entire $1,003,200 past due principal and interest balance on the Note, which previously was in default, into an aggregate of 466,365 restricted shares of our common stock and five-year warrants to acquire up to 136,190 shares of our common stock at an exercise price of $2.10 per share (which exercise price was the result of certain contractual price adjustments previously made during 2011) and up to 7,944 shares of our common stock at an exercise price of $5.40 per share (collectively, the “Conversion Securities”). Based on the fair value of the warrants and shares issued to the Trust for the accrued interest, we recorded a loss on settlement of notes of $1,791,421 during the June 2014 period.

In exchange for the Trust’s conversion in full of the Note and accrued interest and for the waivers of anti-dilution price protection in the previously issued warrants, in addition to the Conversion Securities, we issued to the Trust 1,500 restricted shares of common stock as a service fee, changed the exercise price of all of the previously issued warrants to $2.10 per share and extended the expiration date of all of the previously issued warrants to July 1, 2018. We valued the 1,500 share service fee at $12,000 based on our closing price on the date of the agreement and recorded that value as interest expense during the June 2014 period.

Bird Estate Extension

On July 8, 2014, we executed a written restructuring agreement (the “Agreement”) with the Estate of Allan Bird (the “Estate”), a holder of a Series A 12% Convertible Note (the “Note”), which previously was classified as being in default. Since the negotiations for the Agreement were completed in the month of June, we recorded the impact of the Agreement as of June 30, 2014. In the Agreement, the Estate agreed to extend the expiration date of the Note to April 1, 2016, to convert approximately $116,970 of accrued interest to equity, and to waive anti-dilution price protection underlying the Note and warrants previously issued to the Estate.

8

Under the Agreement, the Estate converted the entire $116,970 past due interest balance on the Note, which previously was in default, into an aggregate of 51,837 restricted shares of our common stock. The Estate received five-year warrants to acquire up to 46,429 shares of our common stock at an exercise price of $2.10 per share (which exercise price was the result of certain contractual price adjustments previously made during 2011). Based on our common stock prices during a period of negotiation with the Estate including during calendar year 2013, the Estate also received five-year warrants to acquire up to 2,708 shares of our common stock at an exercise price of $5.40 (collectively known as the “Conversion Securities”). Based on the fair value of the warrants and shares issued to the Estate for the accrued interest, we recorded a loss on settlement of notes of $663,209 during the June 2014 period.

In exchange for the Estate’s extension of the Note, conversion of accrued interest and for the waivers of anti-dilution price protection in the previously issued warrants, in addition to the Conversion Securities, we also issued to the Estate 500 restricted shares of common stock as an extension fee and extended the expiration date of all of the previously issued warrants to July 1, 2018. We valued the 500 share extension fee at $4,500 based on our closing price and recorded that value as a deferred financing cost, which we will amortize over the extended two year life of the note.

As a result of the waiver of anti-dilution protection by the Trust and the Estate, as of June 30, 2014, we no longer had any derivative liabilities as all of the holders of the financial instruments that had price antidilution protection waived such price antidilution protection. As a result of those waivers, we reclassified into equity our derivative liability balance of $10,679,067 as of June 30, 2014.

6. EQUITY TRANSACTIONS IN THE SIX MONTHS ENDED SEPTEMBER 30, 2015

REVERSE STOCK SPLIT

On April 14, 2015, we completed a 1-for-50 reverse stock split. Accordingly, authorized common stock was reduced from 500,000,000 shares to 10,000,000 shares, and each 50 shares of outstanding common stock held by stockholders were combined into one share of common stock. The accompanying condensed consolidated financial statements and accompanying notes have been retroactively revised to reflect such reverse stock split as if it had occurred on April 1, 2014. All share and per share amounts have been revised accordingly.

ISSUANCES OF COMMON STOCK AND WARRANTS

The following are Aethlon Medical, Inc.’s Equity Transactions in the Six Months Ended September 30, 2015:

On April 28, 2015, we issued 951 shares of common stock as the result of rounding up of fractional shares that arose due to our reverse stock split.

On June 25, 2015, we sold $6,000,000 of units, comprised of common stock and warrants, to 18 accredited investors at a price of $6.30 per unit. Each unit consisted of one share of common stock and 0.75 of a five-year warrant to purchase one share of common stock at an exercise price of $6.30 per share. Accordingly, we issued a total of 952,383 shares of restricted common stock and warrants to purchase 714,285 shares of common stock. For its services as sole placement agent for the financing, we paid Roth Capital Partners, LLC (“Roth”) a cash fee of $285,512 and expense reimbursement of $75,000 and we issued them a five-year warrant to purchase 32,371 shares of common stock at an exercise price of $6.30 per share. We received $5,591,988 in net proceeds from this financing. As the warrants that were issued to the investors and to Roth were issued in connection with common stock for cash, they were considered issued in connection with the financing transaction and the warrant fair value, which was valued using a binomial lattice model, was recorded to additional paid-in-capital.

In connection with the financing, Mr. James Joyce, our Chief Executive Officer, Mr. James Frakes, our Chief Financial Officer and Dr. Chetan Shah, a director of our Company, each agreed to waive their right to exercise certain stock options and warrants held by them representing the right to acquire 402,318 shares of common stock in the aggregate (the “Waivers”). The Waivers were required in order to make a sufficient number of shares of common stock available for issuance and will expire when we amend our Articles of Incorporation to increase sufficiently the number of authorized shares of common stock available for issuance.

During the three months ended September 30, 2015, we issued an aggregate of 5,292 shares of common stock to an accredited investor upon the exercise of previously issued warrants. The warrants were exercised on a cashless or “net” basis. Accordingly, we did not receive any proceeds from such exercises. The cashless exercise of such warrants resulted in the cancellation of previously issued warrants to purchase an aggregate of 1,744 shares of common stock.

The following are Aethlon Medical, Inc.’s Equity Transactions in the Six Months Ended September 30, 2014.

In the three months ended June 30, 2014, we completed unit subscription agreements with seven accredited investors pursuant to which we issued 43,849 shares of our common stock and 21,924 warrants to purchase our common stock for net cash proceeds of $320,800. Such warrants have exercise prices ranging from $9.65 to $11.80 per share.

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As discussed above in Note 5, during the three months ended June 30, 2014, we issued 314,286 shares of restricted common stock to the holder of one of the Series A 12% Convertible Notes in exchange for the conversion in full of the $660,000 principal balance of that note, 152,079 shares of restricted common stock in exchange for conversion of $343,200 of accrued interest and 1,500 shares of restricted common stock as a restructuring fee. During that period, we also issued the other holder of the Series A 12% Convertible Notes 51,837 shares of restricted common stock in exchange for conversion of $116,970 of accrued interest and 500 shares of restricted common stock as a restructuring fee.

During the three months ended June 30, 2014, we issued 4,383 shares of common stock pursuant to our S-8 registration statement covering our Amended 2010 Stock Plan at an average price of $8.50 per share in payment for legal services, internal controls consulting services and regulatory consulting services collectively valued at $38,268 based on the value of the services provided.

During the three months ended September 30, 2014, we issued 7,199 shares of common stock pursuant to our S-8 registration statement covering our Amended 2010 Stock Plan at an average price of $7.00 per share in payment for legal and scientific consulting services valued at $49,090 based on the value of the services provided.

During the three months ended September 30, 2014, we issued 7,806 shares of restricted common stock at an average price of $9.50 per share in payment for investor relations consulting services valued at $75,000 based on the value of the services provided.

During the three months ended September 30, 2014, we issued 38,750 shares of restricted common stock to the holders of three convertible notes in exchange for the partial or full conversion of principal and interest in the aggregate amount of $81,375 at a conversion price of $2.10 per share.

On July 24, 2014, we issued an aggregate of 50,079 shares of restricted common stock and a seven-year warrant to issue up to 25,040 shares of common stock at an exercise price of $6.60 per share to Dr. Chetan Shah, a director. The common stock and warrant were issued to Dr. Shah upon the conversion of an aggregate of $220,349 of unpaid principal and accrued interest due under a 10% Convertible Note previously issued to Dr. Shah by us on July 9, 2013.

On September 17, 2014, we issued to the holder of the remaining 2008 10% Convertible Note units consisting of an aggregate of 9,564 shares of restricted common stock and unit warrants to acquire up to an aggregate of 4,782 shares of common stock at an exercise price of $4.80 per share (see Note 5). The units were issued to the note holder upon the conversion of an aggregate of $45,906 of unpaid principal and accrued interest due under the promissory note, which represented the entire amount outstanding under the note. We recorded a loss on debt conversion of $65,493 on this transaction.

During the three months ended September 30, 2014, we issued to four investors 53,465 shares of restricted common stock through the cash exercise of eight warrants for $259,474 of cash at an average exercise price of approximately $5.00 per share. As an inducement to those investors, we issued them replacement warrants to acquire up to an aggregate of 53,465 shares of common stock on the same terms as the warrants they exercised.

During the three months ended September 30, 2014, we issued and sold to three accredited investors units consisting of (a) two thousand (2,000) restricted shares of our common stock, par value $.001 per share, at prices per share ranging from $4.55 to $4.70 and (b) a five-year warrant to purchase one thousand (1,000) shares of common stock at exercise prices ranging from $6.80 to $7.15 per share. In total, the investors purchased for cash an aggregate of $90,000 of units. The investors acquired an aggregate of 19,500 shares of common stock and warrants to acquire up to an aggregate of 9,750 shares of Common Stock.

7. RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

Certain of our officers and other related parties have advanced us funds, agreed to defer compensation and/or paid expenses on our behalf to cover working capital deficiencies. These unsecured and non-interest-bearing liabilities have been included as due to related parties in the accompanying condensed consolidated balance sheets.

Other related party transactions are disclosed elsewhere in these notes to consolidated financial statements.

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8. OTHER CURRENT LIABILITIES

Other current liabilities were comprised of the following items:

	September 30,	March 31,
	2015	2015
Accrued interest	$47,647	$21,258
Other accrued liabilities	18,090	64,473
Total other current liabilities	$65,737	$85,731

9. STOCK COMPENSATION

The following table summarizes share-based compensation expenses relating to shares and options granted and the effect on basic and diluted loss per common share during the three and six months ended September 30, 2015 and 2014.

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Vesting of stock options	$50,711	$89,793	$101,421	$260,680
Total stock-based compensation expense	50,711	89,793	101,421	260,680

Weighted average number of common shares outstanding – basic and diluted	7,610,459	5,187,398	7,167,903	4,869,898

Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.01)	$(0.05)

All of the stock-based compensation expense recorded during the six months ended September 30, 2015 and 2014, which totaled $101,421 and $260,680, respectively, is included in payroll and related expense in the accompanying condensed consolidated statements of operations.

We review share-based compensation on a quarterly basis for changes to the estimate of expected award forfeitures based on actual forfeiture experience. The cumulative effect of adjusting the forfeiture rate for all expense amortization is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments for the six months ended September 30, 2015 was insignificant and resulted in no adjustments.

In connection with our June 2015 financing (see Note 6), Mr. James Joyce, our Chief Executive Officer, Mr. James Frakes, our Chief Financial Officer and Dr. Chetan Shah, a director of our Company, each agreed to temporarily suspend their right to exercise certain stock options and warrants held by them representing the right to acquire 402,318 shares of common stock in the aggregate (the “Temporary Waivers”). The Temporary Waivers were required in order to make a sufficient number of shares of common stock available for issuance and will expire when we amend our Articles of Incorporation to increase sufficiently the number of authorized shares of common stock available for issuance.

There were no stock option grants during the six months ended September 30, 2015.

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During the six months ended September 30, 2014, our Board of Directors approved the following grants of options to certain officers and directors of the Company:

☐	To Mr. James A. Joyce, an option to acquire an aggregate of 30,000 shares of our common stock at an exercise price of $9.50 per share, the closing price of our common stock on the date of grant. The fair value of this stock option at the date of grant was $246,000. The option vested as to 10,000 shares on the grant date for a vesting expense of $82,000 and will vest as to an additional 10,000 shares on each of the first two anniversaries of the grant date. Unless earlier exercised or terminated, the option will expire June 6, 2024.

☐	To Mr. Rodney S. Kenley, an option to acquire an aggregate of 5,000 shares of our common stock at an exercise price of $9.50 per share, the closing price of our common stock on the date of grant. The fair value of this stock option at the date of grant was $41,000. The option vested as to 1,667 shares on the grant date for a vesting expense of $13,667 and will vest as to an additional 1,667 shares on the first anniversary of the grant date and 1,666 shares on the second anniversary of the grant date. Unless earlier exercised or terminated, the option will expire June 6, 2024.

☐	To Mr. James B. Frakes, an option to acquire an aggregate of 5,000 shares of our common stock at an exercise price of $9.50 per share, the closing price of our common stock on the date of grant. The fair value of this stock option at the date of grant was $41,000. The option vested as to 1,667 shares on the grant date for a vesting expense of $13,667 and will vest as to an additional 1,667 shares on the first anniversary of the grant date and 1,666 shares on the second anniversary of the grant date. Unless earlier exercised or terminated, the option will expire June 6, 2024.

☐	To Dr. Richard H. Tullis, an option to acquire an aggregate of 1,000 shares of our common stock at an exercise price of $9.50 per share, the closing price of our common stock on the date of grant. The fair value of this stock option at the date of grant was $8,200. The option vested as to 333 shares on the grant date for a vesting expense of $2,733 and will vest as to an additional 333 shares on the first anniversary of the grant date and 334 shares on the second anniversary of the grant date. Unless earlier exercised or terminated, the option will expire June 6, 2024.

In addition to the above grants to our officers, during the six months ended September 30, 2014, our Board of Directors also approved the grant of options to five employees to acquire an aggregate of 7,400 shares of our common stock at an exercise price of $9.50 per share, the closing price of our common stock on the date of grant. The aggregate fair value of those stock options at the date of grant was $60,680. Those options vested as to 2,467 shares on the grant date for a vesting expense of $20,227 and will vest as to an additional 2,467 shares on the first anniversary of the grant date and 2,466 shares on the second anniversary of the grant date. Unless earlier exercised or terminated, the option will expire June 6, 2024.

Also during the six months ended September 30, 2014, we issued 3,684 stock options to each of our three outside directors. Those grants vested over the fiscal year ending March 31, 2015 and have an exercise price of $9.50 per share.

The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to stock option grants utilizing the Binomial Lattice option pricing models at, and during the six months ended September 30, 2014:

Risk free interest rate	2.6%
Average expected life	10 years
Expected volatility	90.23%
Expected dividends	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

Options outstanding that have vested and are expected to vest as of September 30, 2015 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Vested	445,557	$11.40	4.92
Expected to vest	50,133	$6.36	8.05
Total	495,690

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A summary of stock option activity during the six months ended September 30, 2015 is presented below:

	Amount	Range of Exercise Price	Weighted Average Exercise Price
Stock options outstanding at March 31, 2015	501,690	$4.00-$20.50	$12.50
Exercised	–	–	–
Granted	–	–	–
Cancelled/Expired	(6,000)	$20.50	$20.50
Stock options outstanding at September 30, 2015	495,690	$4.00-$20.50	$10.89
Stock options exercisable at September 30, 2015	445,557	$4.00-$20.50	$11.66

At September 30, 2015, there was approximately $240,561 of unrecognized compensation cost related to share-based payments, which is expected to be recognized over a weighted average period of 1.19 years.

On September 30, 2015, our stock options had a negative intrinsic value since the closing price on that date of $7.16 per share was below the weighted average exercise price of our stock options.

10. WARRANTS

During the six months ended September 30, 2015, we issued 746,656 warrants with an exercise price of $6.30 per share. Those warrants were issued in connection with our June 2015 financing (see Note 6).

A summary of warrant activity during the six months ended September 30, 2015 is presented below:

	Amount	Range of Exercise Price	Weighted Average Exercise Price
Warrants outstanding at March 31, 2015	1,430,738	$2.10 - $15.00	$6.84
Exercised	(5,292)	$2.10	$2.10
Issued	746,656	$6.30	$6.30
Cancelled/Expired	(1,252)	$2.10	$2.10
Warrants outstanding at September 30, 2015	2,170,850	$2.10 - $15.00	$6.67
Warrants exercisable at September 30, 2015	2,170,850	$2.10 - $15.00	$6.67

The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to warrants utilizing the Binomial Lattice option pricing models at, and during the six months ended September 30, 2015:

Risk free interest rate	1.70%
Average expected life	5 years
Expected volatility	98.6%
Expected dividends	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

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11. DARPA CONTRACT AND RELATED REVENUE RECOGNITION

We entered into a contract with the Defense Advanced Research Projects Agency on September 30, 2011. Under the Defense Advanced Research Projects Agency award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from the Defense Advanced Research Projects Agency was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we will perform certain incremental work towards the achievement of specific milestones against which we will invoice the government for fixed payment amounts.

Originally, only the base year (year one contract) was effective for the parties, however, the Defense Advanced Research Projects Agency subsequently exercised its option on the remaining years of the contract. The milestones are comprised of planning, engineering and clinical targets, the achievement of which in some cases will require the participation and contribution of third party participants under the contract. There can be no assurance that we alone, or with third party participants, will meet such milestones to the satisfaction of the government and in compliance with the terms of the contract or that we will be paid the full amount of the contract revenues during any year of the contract term. We commenced work under the contract in October 2011.

Due to budget restrictions within the Department of Defense, on February 10, 2014, the Defense Advanced Research Projects Agency reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,491 over years three through five. We completed a re-budgeting of the expected costs on the remaining years of the Defense Advanced Research Projects Agency contract based on the reduced milestones and have concluded that the reductions in our costs due to the scaled back level of work will almost entirely offset the anticipated revenue levels based on current assumptions.

In the six months ended September 30, 2015, we invoiced the U.S. Government for the twenty-fifth and twenty-sixth milestones under our DARPA contract in the aggregate amount of $372,328 and received that payment. The details of those milestones were as follows:

Milestone M6 – Define Aethlon’s GMP manufacturing process and revise and upgrade Aethlon’s quality procedures and policies to the current state of the art. The milestone payment was $186,164. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that defined our GMP manufacturing process and that we revised and upgraded our quality procedures and policies to the current state of the art for a company of our size. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.5.1.1 - Complete Aethlon’s GMP procedure and establish and maintain all GMP documentation for the company. The milestone payment was $186,164. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we completed our GMP procedures and established and maintained all GMP documentation for the company. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

During the six months ended September 30, 2014, we invoiced DARPA for three milestones totaling $444,723. The details of those milestones were as follows:

Milestone 2.4.2.2 – Determine capacity requirements of affinity resin to multiple simultaneous targets. The milestone payment was $197,362. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we were able to determine the capacity requirements of affinity resin to multiple simultaneous targets. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.4.2.4 – Finish construction and delivery of 25 experimental cartridges for testing by the system integrator. The milestone payment was $50,000. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we delivered the 25 cartridges to the systems integrator as part of our submission for approval. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone M9 – Target capture > 90% in 24 hours for at least 3 targets ex vivo in blood or blood components using the optimized cartridge. The milestone payment was $197,361. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we were able to capture approximately 90% in 24 hours for at least 3 targets ex vivo in blood or blood components using the optimized cartridge. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

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12. SEGMENTS

We operate our businesses principally through two reportable segments: Aethlon, which represents our therapeutic business activities, and ESI, which represents our diagnostic business activities. Our reportable segments have been determined based on the nature of the potential products being developed.

Aethlon’s revenue is generated primarily from government contracts to date and ESI does not yet have any revenues. We have not included any allocation of corporate overhead to the ESI segment.

The following tables set forth certain information regarding our segments and other operations that conforms to the consolidated balance sheet and statement of operations presented in this Report:

	Six Months Ended September 30,
	2015	2014
Revenues:
Aethlon	$380,874	$530,371
ESI	–	–
Total Revenues	$380,874	$530,371

Operating Losses:
Aethlon	$(1,911,219)	$(1,294,453)
ESI	(303,113)	(445,674)
Total Operating Loss	$(2,214,332)	$(1,773,200)

Net Losses:
Aethlon	$(2,165,152)	$(4,202,873)
ESI	(303,113)	(356,539)
Net Loss Before Non-Controlling Interests	$(2,468,265)	$(4,592,485)

Cash:
Aethlon	$4,208,554	$47,865
ESI	802	478,322
Total Cash	$4,209,356	$526,187

Total Assets:
Aethlon	$4,677,989	$443,027
ESI	27,486	646,242
Total Assets	$4,705,475	$1,089,269

Capital Expenditures:
Aethlon	$–	$–
ESI	–	–
Capital Expenditures	$–	$–

Depreciation and Amortization:
Aethlon	$8,886	$8,885
ESI	9,790	9,791
Total Depreciation and Amortization	$18,676	$18,676

Interest Expense:
Aethlon	$(253,933)	$(144,799)
ESI	–	–
Total Interest Expense	$(253,933)	$(144,799)

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13. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS

We entered into an employment agreement with our Chairman of the Board (“Chairman”) effective April 1, 1999. The agreement, which is cancelable by either party upon sixty days’ notice, will be in effect until the Chairman retires or ceases to be employed by us. Under the terms of the agreement, if the Chairman is terminated he may become eligible to receive a salary continuation payment in the amount of at least twelve months' base salary, which was increased to $385,000 per year in September 2015.

We entered into an employment agreement with Dr. Tullis (“Tullis”) effective January 10, 2000 as our Chief Science Officer ("CSO"). Under the terms of the agreement, if Tullis is terminated he may become eligible to receive a salary continuation payment in the amount of twelve months base salary, which is $195,000 per year.

LEASE COMMITMENTS

We currently rent approximately 2,600 square feet of executive office space at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123 at the rate of $6,054 per month on a four year lease that expires in January 2019. We also rent approximately 1,700 square feet of laboratory space at 11585 Sorrento Valley Road, Suite 109, San Diego, California 92121 at the rate of $4,168 per month on a one year lease that expires in November 2016.

Our Exosome Sciences, Inc. subsidiary previously rented approximately 2,055 square feet of office and laboratory space at 11 Deer Park Drive, South Brunswick, NJ at the rate of $3,917 per month on a one year lease that expired in October 2015. In October 2015, Exosome Sciences, Inc. relocated to a different suite at the same office complex. That new suite is comprised of approximately 541 square feet of office and laboratory space and is located at 9 Deer Park Drive, South Brunswick, NJ at the rate of $1,352 per month under a month to month lease basis.

Rent expense approximated $90,000 and $68,000 for the six month periods ended September 30, 2015 and 2014, respectively, and is included in general and administrative expenses in the condensed consolidated statements of operations.

LEGAL MATTERS

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

14. SUBSEQUENT EVENTS

Management has evaluated events subsequent to September 30, 2015 through the date that the accompanying condensed consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events which may require adjustment of and/or disclosure in such financial statements.

Government Contracts

Subsequent to September 30, 2015, we billed $2,401 and we collected $644 under our Battelle subcontract and we collected $186,164 under our DARPA contract.

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Principal Investigator Change in U.S, Clinical Trial

On October 23, 2015, we entered into a clinical trial agreement in connection with our FDA-approved feasibility study of Hemopurifier® therapy pursuant to which Dr. Ronald Ralph will act as our new principal investigator for the study. In addition, on October 26, 2015, we terminated the agreement pursuant to which Dr. Stephen Fadem had been acting as our principal investigator for the study. We subsequently have entered into a medical advisory consulting agreement with Dr. Fadem, pursuant to which Dr. Fadem will provide consulting services at our request regarding clinical affairs and device development. No other aspects of the study will be modified in any significant respect as a result of this transition.

Retention Agreements

On October 16, 2015, following a recommendation of our Compensation Committee, we approved retention bonus grants to three of our executive officers under a newly established Aethlon Senior Management Retention Program to maintain management stability going forward. The Board approved a $100,000 retention bonus for Mr. James A. Joyce, our Chief Executive Officer, a $50,000 retention bonus for Mr. Rodney S. Kenley, our President, and a $50,000 retention bonus for Mr. James B. Frakes, our Chief Financial Officer.

In connection with the bonus granted to Mr. Joyce, we entered into an amendment of Mr. Joyce’s Employment Agreement dated April 1, 1999. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Joyce’s employment with us for “Cause” (as defined in his employment agreement) or Mr. Joyce terminates his employment with us other than for “Good Reason” (as defined in his employment agreement), Mr. Joyce must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Joyce for “Good Reason,” Mr. Joyce will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Kenley, we entered into an amendment of Mr. Kenley’s Offer Letter dated October 27, 2010. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Kenley’s employment with us for “Cause” (as defined in the amendment) or Mr. Kenley terminates his employment with us other than for “Good Reason” (as defined in the amendment), Mr. Kenley must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Kenley for “Good Reason,” Mr. Kenley will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Frakes, we entered into a Retention Bonus Agreement with Mr. Frakes. Pursuant to the agreement, if within two years of the effective date of the agreement, we terminate Mr. Frakes’ employment with us for “Cause” (as defined in the agreement) or Mr. Frakes terminates his employment with us other than for “Good Reason” (as defined in the agreement), Mr. Frakes must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Frakes for “Good Reason,” Mr. Frakes will not be required to repay any portion of the bonus received by him.

Amendment of Convertible Promissory Note Terms

On November 12, 2015, we entered into an Amendment of Terms with two investors. Previously, we and the investors had entered into a subscription agreement dated November 6, 2014, pursuant to which we issued to the investors convertible promissory notes in an aggregate principal amount of $527,780 and warrants to purchase up to an aggregate of 47,125 shares of our common stock (see Note 5). The Amendment of Terms modifies the terms of the subscription agreement, notes and warrants to, among other things, extend the maturity date of the notes from April 1, 2016 to June 1, 2016, temporarily reduce the number of shares that we must reserve with respect to conversion of the notes, and temporarily suspend the time period during which one of the investors may exercise its warrants in order to provide us with additional authorized shares to issue as part of our ordinary business operations. In exchange for the investors’ agreements in the Amendment of Terms, we paid one of the investors a cash fee of $90,000.

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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by, the condensed consolidated financial statements and notes thereto included in Item 1 in this Quarterly Report on Form 10-Q. This item contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

FORWARD LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this Form 10-Q are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act"), and Section 21E of the Exchange Act. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aethlon Medical, Inc. ("we" or "us") to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements contained in this Form 10-Q. Such potential risks and uncertainties include, without limitation, completion of our capital-raising activities, U.S. Food and Drug Administration, or FDA, approval of our products, other regulations, patent protection of our proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors detailed herein and in other of our filings with the Securities and Exchange Commission (the “Commission”). The forward-looking statements are made as of the date of this Form 10-Q, and we assume no obligation to update the forward-looking statements, or to update the reasons actual results could differ from those projected in such forward-looking statements.

Overview

We are a medical device company focused on creating innovative devices that address unmet medical needs in cancer, infectious disease and other life-threatening conditions. At the core of our developments is the Aethlon ADAPT™ (Adaptive Dialysis-Like Affinity Platform Technology) system, a medical device platform that converges single or multiple affinity drug agents with advanced plasma membrane technology to create therapeutic filtration devices that selectively remove harmful particles from the entire circulatory system without loss of essential blood components.

In June 2013, the FDA approved our investigational device exemption application to initiate a ten-patient human clinical trial in one location in the U.S. to treat dialysis patients who are infected with the Hepatitis C virus. The principal investigator of that clinical trial recently began recruiting patients. Successful outcomes of that human trial as well as at least one follow-on human trial will be required by the FDA in order to commercialize our products in the U.S. The regulatory agencies of certain foreign countries where we intend to sell this device will also require one or more human clinical trials.

Some of our patents may expire before we receive FDA approval to market our products in the U.S. or we receive approval to market our products in a foreign country. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier treatment technology.

Through Exosome Sciences, Inc., our majority-owned subsidiary, we are also studying potential diagnostic techniques for identifying and monitoring neurological conditions and cancer. We consolidate Exosome’s activities in our consolidated financial statements.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123. Our phone number at that address is (858) 459-7800. Our Web site is http://www.aethlonmedical.com.

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RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2015 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2014

Revenues

We recorded government contract revenue in the three months ended September 30, 2015 and 2014.  This revenue arose from work performed under our government contract with the Defense Advanced Research Projects Agency, or DARPA, and our subcontract with Battelle Memorial Institute as follows:

	Three Months Ended 9/30/15	Three Months Ended 9/30/14	Change in Dollars
DARPA Contract	$186,164	$444,723	$(258,559)
Battelle Subcontract	2,202	34,352	(32,150)
Total Government Contract Revenue	$188,366	$479,075	$(290,709)

DARPA Contract

We entered into a contract with DARPA on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we will perform certain incremental work towards the achievement of specific milestones against which we will invoice the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones are comprised of planning, engineering and clinical targets, the achievement of which in some cases will require the participation and contribution of third party participants under the contract. We cannot assure you that we alone, or with third party participants, will meet such milestones to the satisfaction of the government and in compliance with the terms of the contract or that we will be paid the full amount of the contract revenues during any year of the contract term. We commenced work under the contract in October 2011.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction will reduce the possible payments under the contract by $858,469 over years three through five.

In the three months ended September 30, 2015, we invoiced the U.S. Government for the twenty-sixth milestone under our DARPA contract in the amount of $186,164 and received that payment subsequent to September 30, 2015. During the three months ended September 30, 2014 we invoiced DARPA for three milestones totaling $444,723.

Operating Expenses

Consolidated operating expenses for the three months ended September 30, 2015 were $1,312,727 in comparison with $1,080,267 for the comparable quarter a year ago.  This increase of $232,460, or 21.5%, was due to increases in general and administrative expenses of $98,578, in professional fees of $80,386 and in payroll and related expenses of $53,496.

The $98,578 increase in general and administrative expenses was primarily due to an increase of $120,633 in our non-DARPA-related general and administrative expenses, which was partially offset by a $5,707 decrease in the general and administrative expenses at ESI and a $16,348 decrease in our DARPA-related general and administrative expenses. The primary factor in the $120,632 increase in our non-DARPA-related general and administrative expenses was a $114,564 increase in the cost of our U.S. clinical trial.

The $80,386 increase in our professional fees was primarily due to an increase in our non-DARPA-related professional fees of $85,478. We also had an increase in our DARPA-related professional fees of $1,484. Those increases were partially offset by a reduction in our professional fees at ESI of $6,576. The $85,478 increase in our non-DARPA-related professional fees was primarily due to a $56,625 increase in legal fees largely related to work on several registration statements related to our financings, a $20,229 increase in investor relations fees and a $13,061 increase in scientific consulting fees.

The $53,496 increase in payroll and related expenses was primarily due to a $92,578 increase in cash-based compensation, which was partially offset by a $39,082 decrease in stock-based compensation due to vesting of stock option grants issued in July 2013 and June 2014. The $92,578 increase in cash-based compensation primarily arose from an increase of $149,212 at Aethlon which was partially offset by a reduction of $56,634 at ESI due to headcount reductions. The increase in cash-based compensation at Aethlon was primarily due to established milestone-based bonus payments of $175,000 which were partially offset by headcount reductions.

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Other Expense

Other expense consists primarily of losses on debt conversion and interest expense. Other expense for the three months ended September 30, 2015 was other expense of $127,245 in comparison with other expense of $287,001 for the comparable quarter a year ago.

Loss on Debt Conversion and Other

We recorded a loss on debt conversion of $65,493 for the three months ended September 30, 2014 that related to the conversion to equity of $45,906 in principal and accrued interest related to a note payable. We did not record a loss on debt conversion in the three months ended September 30, 2015.

The three months ended September 30, 2014 also included a charge of $143,363 for the change in fair value related to the extension of the warrants of a note holder in exchange for a postponement in the agreed payment date of his notes.

Interest Expense

Interest expense was $127,245 for the three months ended September 30, 2015 compared to $78,145 in the corresponding prior period, an increase of $49,100. The various components of our interest expense are shown in the following table:

	Quarter Ended	Quarter Ended
	9/30/15	9/30/14	Change
Interest Expense	$13,968	$66,585	$(52,617)
Amortization of Deferred Financing Costs	20,139	11,560	8,579
Amortization of Note Discounts	93,138	–	93,138
Total Interest Expense	$127,245	$78,145	$49,100

As noted in the above table, the most significant factor in the $49,100 increase in interest expense was the $93,138 increase in the amortization of note discounts, which related to the amortization against the discount on the convertible notes that we issued in November 2014. Other smaller factors in the change in our total interest were a $52,617 decrease in contractual interest expense that was primarily due to lower levels of notes outstanding in the 2015 period and a $8,579 increase in the amortization of deferred financing costs.

Net Loss

As a result of the changes in revenues and expenses noted above, our net loss before noncontrolling interests increased from approximately $888,000 in the quarter ended September 30, 2014 to approximately $1,252,000 for the quarter ended September 30, 2015.

Basic and diluted loss attributable to common stockholders were ($0.16) for both the three month period ended September 30, 2015 and the three month period ended September 30, 2014.

SIX MONTHS ENDED SEPTEMBER 30, 2015 COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 2014

Revenues

We recorded government contract revenue in the six months ended September 30, 2015 and 2014. This revenue arose from work performed under our government contract with the Defense Advanced Research Projects Agency, or DARPA, and our subcontract with Battelle Memorial Institute as follows:

	Six Months Ended 9/30/15	Six Months Ended 9/30/14	Change in Dollars
DARPA Contract	$372,328	$444,723	$(72,395)
Battelle Subcontract	8,546	85,648	(77,102)
Total Government Contract Revenue	$380,874	$530,371	$(149,497)

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DARPA Contract

We entered into a contract with DARPA on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we will perform certain incremental work towards the achievement of specific milestones against which we will invoice the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones are comprised of planning, engineering and clinical targets, the achievement of which in some cases will require the participation and contribution of third party participants under the contract. We cannot assure you that we alone, or with third party participants, will meet such milestones to the satisfaction of the government and in compliance with the terms of the contract or that we will be paid the full amount of the contract revenues during any year of the contract term. We commenced work under the contract in October 2011.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction will reduce the possible payments under the contract by $858,469 over years three through five.

In the six months ended September 30, 2015, we invoiced the U.S. Government for the twenty-fifth and twenty-sixth milestones under our DARPA contract in the amount of $372,328 and received payments on both invoices. During the six months ended September 30, 2014 we invoiced DARPA for three milestones totaling $444,723.

Operating Expenses

Consolidated operating expenses for the six months ended September 30, 2015 were $2,595,206 in comparison with $2,303,571 for the comparable quarter a year ago.  This increase of $291,635, or 12.7%, was due to increases in professional fees of $216,999 and in general and administrative expenses of $183,598, which were partially offset by a decrease in payroll and related expenses of $108,962.

The $216,999 increase in our professional fees was primarily due to an increase in our non-DARPA-related professional fees of $322,447, which was partially offset by a reduction in our professional fees at ESI of $61,573 and in our DARPA-related professional fees of $43,875. The $322,447 increase in our non-DARPA-related professional fees was primarily due to a $269,249 increase in legal fees and a $59,714 increase in accounting fees both of which largely related to work on several registration statements related to our financings.

The $183,598 increase in general and administrative expenses was primarily due to an increase of $230,689 in our non-DARPA-related general and administrative expenses, which was partially offset by a $24,484 decrease in the general and administrative expenses at ESI and a $22,607 decrease in our DARPA-related general and administrative expenses.  The primary factors in the $230,689 increase in our non-DARPA-related general and administrative expenses were a $156,824 increase in the cost of our U.S. clinical trial, a $24,010 increase in our license and permit expenses, which was largely related to the amortization of our Nasdaq listing fee, a $30,125 increase in our conference expense and a related $27,098 increase in our travel expense largely related to increased participation in investor and industry conferences.

The $108,962 decrease in payroll and related expenses was primarily due to a $159,258 decrease in stock-based compensation due to vesting of stock option grants issued in July 2013 and June 2014 and to a $56,504 reduction in cash-based compensation at ESI due to headcount reductions from the 2014 period, which were partially offset by a $106,800 increase in cash-based compensation at Aethlon.

Other Expense

Other expense consists primarily of losses on debt conversion and interest expense. Other expense for the six months ended September 30, 2015 was other expense of $253,933 in comparison with other expense of $2,819,285 for the comparable quarter a year ago.

Loss on Debt Conversion and Other

We recorded a loss on settlement of notes of $2,453,630 for the six months ended September 30, 2014. This loss arose from payments of accrued interest on our 12% Series A convertible notes that were in the form of units (common stock plus warrants). The loss was calculated based on the fair value of the warrants and shares issued in the unit payments less the accrued interest that was paid. There was no loss on settlement of notes in the six months ended September 30, 2015.

The six months ended September 30, 2014 also included a charge of $143,363 for the change in fair value related to the extension of the warrants of a note holder in exchange for a postponement in the agreed payment date of his notes.

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Interest Expense

Interest expense was $253,933 for the six months ended September 30, 2015 compared to $144,799 in the corresponding prior period, an increase of $109,134. The various components of our interest expense are shown in the following table:

	Six Months Ended	Six Months Ended
	9/30/15	9/30/14	Change
Interest Expense	$28,216	$123,297	$(95,081)
Amortization of Deferred Financing Costs	39,441	21,502	17,939
Amortization of Note Discounts	186,276	–	186,276
Total Interest Expense	$253,933	$144,799	$109,134

As noted in the above table, the most significant factor in the $109,134 increase in interest expense was the $186,276 increase in the amortization of note discounts, which related to the amortization against the discount on the convertible notes that we issued in November 2014. Other smaller factors in the change in our total interest were a $95,081 decrease in contractual interest expense that was primarily due to lower levels of notes outstanding in the 2015 period and a $17,939 increase in the amortization of deferred financing costs.

Net Loss

As a result of the changes in revenues and expenses noted above, our net loss before noncontrolling interests decreased from approximately $4,592,000 in the six month period ended September 30, 2014 to approximately $2,468,000 for the six month period ended September 30, 2015.

Basic and diluted loss attributable to common stockholders were ($0.34) for the six month period ended September 30, 2015 compared to ($0.92) for the period ended September 30, 2014.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2015, we had a cash balance of $4,209,356 and working capital of $3,718,344. This compares to a cash balance of $855,596 and working capital of $630,420 at March 31, 2015. In June 2015, we raised $5,591,988 in net proceeds from a financing, which, coupled with previously existing funds on hand and expected revenues from our government contracts, should finance our operations for the fiscal year ending March 31, 2016 including the cost of our current clinical trials.

However, we will require significant additional financing to complete additional future clinical trials in the U.S., as well as fund all of our continued research and development activities for the Hemopurifier and products on our Aethlon ADAPT platform beyond the fiscal year ending March 31, 2016.

Future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our clinical programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.

Cash Flows

Cash flows from operating, investing and financing activities, as reflected in the accompanying Condensed Consolidated Statements of Cash Flows, are summarized as follows:

	(In thousands) For the six months ended
	September 30, 2015	September 30, 2014
Cash (used in) provided by:
Operating activities	$(2,238)	$(1,394)
Financing activities	5,592	670
Net increase (decrease) in cash	$3,354	$(724)

NET CASH FROM OPERATING ACTIVITIES. We used cash in our operating activities due to our losses from operations. Net cash used in operating activities was approximately $2,238,000 in the six months ended September 30, 2015 compared to $1,394,000 in the six months ended September 30, 2014, an increase of $844,000.

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NET CASH FROM FINANCING ACTIVITIES. Net cash generated from financing activities increased from approximately $670,000 in the six months ended September 30, 2014 to $5,592,000 in the six months ended September 30, 2015. The only financing activity in both periods was the issuance of common stock.

At the date of this filing, we plan to invest significantly into purchases of our raw materials and into our contract manufacturing arrangement subject to successfully raising additional capital.

CRITICAL ACCOUNTING POLICIES

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of expenses during the reporting period. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

We believe that the estimates and assumptions that are most important to the portrayal of our financial condition and results of operations, in that they require the most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to us. These critical accounting policies relate to revenue recognition, measurement of stock purchase warrants issued with notes payable, beneficial conversion feature of convertible notes payable, impairment of intangible assets and long lived assets, stock compensation, and the classification of warrant obligations, and evaluation of contingencies. We believe estimates and assumptions related to these critical accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on our future financial condition or results of operations.

There have been no changes to our critical accounting policies as disclosed in our Form 10-K for the year ended March 31, 2015.

OFF-BALANCE SHEET ARRANGEMENTS

We have no obligations required to be disclosed herein as off-balance sheet arrangements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

As a smaller reporting company as defined by rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item.

ITEM 4. CONTROLS AND PROCEDURES.

DISCLOSURE CONTROLS AND PROCEDURES

Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report.

Based on such evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of the end of such period, our disclosure controls and procedures are not effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act and are not effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

There have been no changes in our internal control over financial reporting during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

ITEM 1A. RISK FACTORS.

As a smaller reporting company as defined by rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

During the quarter ended September 30, 2015 and subsequent thereto through the date of filing this report, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers are “accredited investors” for the purpose of Rule 501 promulgated under the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated by the Commission under the Securities Act.

During the three months ended September 30, 2015, we issued an aggregate of 5,292 shares of common stock to an accredited investor upon the exercise of previously issued warrants. The warrants were exercised on a cashless or “net” basis. Accordingly, we did not receive any proceeds from such exercises. The cashless exercise of such warrants resulted in the cancellation of previously issued warrants to purchase an aggregate of 1,744 shares of common stock.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

Not applicable

ITEM 4. MINE SAFETY DISCLOSURES.

We have no disclosure applicable to this item.

ITEM 5. OTHER INFORMATION.

Shortly prior to the filing of this Quarterly Report on Form 10-Q, on November 12, 2015, we entered into an Amendment of Terms with two investors. Previously, we and the investors had entered into a Subscription Agreement dated November 6, 2014, pursuant to which we issued to the investors convertible promissory notes in an aggregate principal amount of $527,780 and warrants to purchase up to an aggregate of 47,125 shares of our common stock. The Amendment of Terms modifies the terms of the Subscription Agreement, notes and warrants to, among other things, extend the maturity date of the notes from April 1, 2016 to June 1, 2016, temporarily reduce the number of shares that we must reserve with respect to conversion of the notes, and temporarily suspend the time period during which one of the investors may exercise its warrants in order to provide us with additional authorized shares to issue as part of our ordinary business operations. In exchange for the investors’ agreements in the Amendment of Terms, we paid one of the investors a cash fee of $90,000.

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ITEM 6. EXHIBITS.

(a) Exhibits. The following documents are filed as part of this report:

3.1	Articles of Incorporation of Aethlon Medical, Inc., as amended (1)

3.2	Bylaws of Aethlon Medical, Inc., as amended (2)

10.1	DARPA Contract Extension dated September 25, 2015 (3)

10.2	Amendment No. 1 to Joyce Employment Agreement dated October 16, 2015 (4)

10.3	Amendment No, 1 to Kenley Offer Letter dated October 16, 2015 (4)

10.4	Frakes Retention Bonus Agreement dated October 16, 2015 (4)

10.5	Third Amendment to Standard Industrial Net Lease by and between Sorrento Business Complex and Aethlon Medical, Inc. dated October 21, 2015*

10.6	Amendment of Terms dated November 12, 2015*

31.1	Certification of Principal Executive Officer pursuant to Securities Exchange Act rules 13a- 14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002*

31.2	Certification of Principal Financial Officer pursuant to Securities Exchange Act rules 13a- 14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002*

101	Interactive Data Files*

	101.INS	XBRL Instance Document

	101.SCH	XBRL Schema Document

	101.CAL	XBRL Calculation Linkbase Document

	101.DEF	XBRL Definition Linkbase Document

	101.LAB	XBRL Label Linkbase Document

	101.PRE	XBRL Presentation Linkbase Document

* Filed herewith.

(1)	Filed with the Company’s Registration Statement on Form S-1 (File No. 333-203487) filed on April 17, 2015 and incorporated by reference.

(2)	Filed with the Company’s Annual Report on Form 10-K filed on June 26, 2015 for the year ended March 31, 2015 and incorporated by reference.

(3)	Filed with the Company’s Current Report on Form 8-K filed on September 28, 2015 and incorporated by reference.

(4)	Filed with the Company’s Current Report on Form 8-K filed on October 22, 2015 and incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AETHLON MEDICAL, INC.

Date: November 16, 2015	By:	/s/ JAMES B. FRAKES
JAMES B. FRAKES
CHIEF FINANCIAL OFFICER
CHIEF ACCOUNTING OFFICER

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Exhibit 10.5

THIRD AMENDMENT TO STANDARD INDUSTRIAL NET LEASE
(Sorrento Business Complex)

THIS THIRD AMENDMENT TO STANDARD INDUSTRIAL NEXT LEASE ("Third Amendment") is made and entered into as of the 21st day of October, 2015, by and between AGP SORRENTO BUSINESS COMPLEX, L.P., a Delaware limited partnership ("Landlord") and AETHLON MEDICAL, INC., a Nevada corporation ("Tenant").

R E C I T A L S:

A.           Sorrento Business Complex, a California limited partnership ("Original Landlord") and Tenant entered into that certain Standard Industrial Net Lease dated as of September 28, 2009 (the "Original Lease"), as modified by (i) that certain First Amendment to Standard Industrial Net Lease dated as of October 4, 2011 by and between Original Landlord and Tenant ("First Amendment") and (ii) that certain Second Amendment to Standard Industrial Net Lease dated as of October 10, 2014 by and between Landlord and Tenant (the "Second Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord certain office space located in that certain building located and addressed at 11585 Sorrento Valley Road, San Diego, California 92121 (the "Building"). Landlord is the successor-in-interest under the Lease to the Original Landlord. The Original Lease, as modified by the First Amendment and the Second Amendment, may be referred to herein as the "Lease."

B.           By this Third Amendment, Landlord and Tenant desire to extend the Lease Term and otherwise modify the Lease as provided herein.

C.           Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.           Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space within the Building commonly known as Suite 109 containing 1,667 rentable square feet (the "Premises"), as outlined on Exhibit A to the Original Lease.

2.           Extension of Lease Term. The Lease Term is hereby extended such that the Lease shall terminate on November 30, 2016 (the "Extended Expiration Date"). The period of time from November 1, 2015 through and including the Extended Expiration Date shall be referred to herein as the "New Term." Tenant shall not have any right to extend the Lease Term beyond the Extended Expiration Date.

3.           Minimum Monthly Rent. Notwithstanding anything to the contrary contained in the Lease, during the New Term, Tenant shall pay Minimum Monthly Rent for the Premises in the amount of Four Thousand One Hundred Sixty-Seven and 50/100 Dollars ($4,167.50), subject to abatement as set forth in Section 4 below.

4.           Minimum Monthly Rent Abatement. Notwithstanding anything to the contrary set forth herein, and provided that Tenant shall faithfully perform all of the terms and conditions of the Lease (as amended by this Third Amendment), Landlord hereby agrees to abate Tenant's obligation to pay Minimum Monthly Rent for the first (1st) month of the New Term (i.e., the month of November, 2015) (the "Abated Rent"). Except for Tenant's obligation to pay Minimum Monthly Rent, during such abatement period, Tenant shall continue to be responsible for the payment of all other rent amounts which Tenant is required to pay under the Lease. In the event of a default by Tenant under the terms of Article 21 of the Original Lease which results in early termination of the Lease, then as a part of the recovery set forth in Article 22 of the Original Lease, Landlord shall be entitled to the recovery of the Abated Rent which was abated under the provisions of this Section 4 and such Minimum Monthly Rent shall not be deemed to have been forgiven or abated, but shall become immediately due and payable as unpaid rent which had been earned at the time of termination.

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5.           Security Deposit. Tenant has previously deposited with Landlord Three Thousand Two Hundred Fifty and 65/100 Dollars ($3,250.65) as a Security Deposit under the Lease. Landlord shall continue to hold the Security Deposit during the New Term in accordance with the terms and conditions of Article 5 of the Original Lease.

6.           Condition of Premises. Tenant hereby agrees to accept the Premises in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises.

7.           Authority. Each individual executing this Third Amendment on behalf of Tenant represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to deliver this Third Amendment and that each person signing on behalf of Tenant is authorized to do so.

8.           Brokers. Each party represents and warrants to the other that no broker, agent or finder other than Jones Lang LaSalle ("Tenant's Broker") negotiated or was instrumental in negotiating or consummating this Third Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity other than Tenant's Broker who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9.           Disclosures and Utility Usage Information. Pursuant to Civil Code Section 1938, Landlord states that, as of the date hereof, the Premises has not undergone inspection by a Certified Access Specialist ("CASp") to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the Premises, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.

10.           Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Third Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

11.           No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

LANDLORD:

AGP SORRENTO BUSINESS COMPLEX, L.P., a Delaware limited partnership

By:	Parallel Capital Partners, Inc.,
a California corporation,
its authorized agent

By: /s/ Jim Ingebretsen
Name: Jim Ingebretsen
Title: President

TENANT:

AETHLON MEDICAL, INC.,
a Nevada corporation

By: /s/ James A. Joyce
Name: James A. Joyce
Title: Chief Executive Officer

By: /s/ James B. Frakes
Name: James B. Frakes
Title: Chief Financial Officer

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EXHIBIT 10.6

AMENDMENT OF TERMS

This Amendment of Terms (this “Amendment”) is entered into effective as of November 12, 2015, by and among Aethlon Medical, Inc., a Nevada corporation (the “Company”), on the one hand, and Alpha Capital Anstalt (“Alpha”) and Osher Capital Partners, LLC (“Osher”), on the other hand. Alpha and Osher are referred to herein together as the “Investors.”

WHEREAS, the Company and the Investors are parties to that certain Subscription Agreement dated November 6, 2014 (the “Subscription Agreement”), pursuant to which the Company issued to the Investors the Convertible Promissory Notes (together, the “Notes,” and each, a “Note”) and the Class A Common Stock Purchase Warrants (together, the “Warrants,” and each, a “Warrant”) listed on Schedule A hereto; and

WHEREAS, the Company and the Investors desire to amend certain of the provisions of the Subscription Agreement, the Notes and the Warrants.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the parties hereto agree as follows:

1.          Reservation of Common Stock. Upon the full execution hereof, any provision in the Subscription Agreement or the Notes requiring the Company to reserve no less than a specified number of shares of the Company’s authorized and unissued common stock (the “Common Stock”) with respect to conversion of the Notes (such provisions, the “Suspended Provisions”) will instead be deemed to require the Company to reserve no less than the number of shares of Common Stock necessary to permit the Investors to convert all of the outstanding principal under the Notes plus the amount of interest that would accrue on the Notes through June 1, 2016 at the rate stated in Section 1.1 of the Notes. Upon the earlier to occur of (x) June 1, 2016 and (y) the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to a number of shares sufficient to permit the Company to comply with the Suspended Provisions, this provision will be of no further effect and the Suspended Provisions in the Subscription Agreement and the Notes will again be in effect.

2.          Waiver. Each of the Investors hereby waives any right to receive any increased interest such Investor might assert it is entitled to receive under such Investor’s Note with respect to any alleged deficiency in the number of shares currently reserved for issuance under the Notes.

3.          Amendment of Osher Warrants. Notwithstanding any provision to the contrary in the Warrants held by Osher, Osher shall not exercise any portion of its Warrants during the period after the execution hereof and prior to June 1, 2016 (such period of time, the “Suspension Period”). The “Expiration Date” of each of the Warrants held by Osher shall be extended by the number of days in the Suspension Period.

4.          Extension of Maturity Date. The Maturity Date of each of the Notes is hereby extended from April 1, 2016 to June 1, 2016.

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5.          Fee. In connection with the amendment of terms effected hereby, within one business day subsequent to the full execution of this Amendment, the Company shall pay to Osher, by check or wire transfer, the amount of $90,000. Such payment may be made, at Osher’s direction, to its U.S. attorney’s trust account pursuant to the wire transfer instructions annexed hereto as Schedule B. In the event such payment is not timely made, each of Alpha and Osher, for itself by written notice to the others, may deem such non-payment an Event of Default under the Notes.

6.          No Default. Each of the Investors severally and not jointly, and the Company hereby represents and warrants to the other parties hereto, that after giving effect to the execution of this Agreement, it is not aware of the existence of any Event of Default by the Company of the Subscription Agreement, the Notes or the Warrants.

7.          Miscellaneous.

a.          Original Transaction Documents. Except as specifically amended hereby, the Subscription Agreement, the Notes and the Warrants will remain in full force and effect in accordance with their respective terms.

b.          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in Section 13(a) of the Subscription Agreement.

c.          Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and, all of which taken together will constitute one and the same instrument. Any signature delivered by facsimile transmission will create a valid binding obligation of the executing party with the same force and effect as if such facsimile signature were the original thereof.

d.          Governing Law. All questions concerning the construction, validity, enforcement, venue, jurisdiction and interpretation of this Agreement shall be governed by Sections 13(d) and 13(e) of the Subscription Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment of Terms as of the date first written above.

AETHLON MEDICAL, INC.

/s/ James Frakes

Name: James Frakes

Title: Chief Financial Officer

ALPHA CAPITAL ANSTALT

By:/s/ Konrad Ackermann

Name: Konrad Ackermann

Title: Director

OSHER CAPITAL PARTNERS, LLC

By: /s/ Ari Kluger

Name: Ari Kluger

Title: ___________________

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SCHEDULE A

INVESTOR NOTES AND WARRANTS

Investor	Principal Amount of Note Issued November 6, 2014	Shares of Common Stock Underlying Warrant Issued November 6, 2014
Alpha Capital Anstalt	$416,500	37,188
Osher Capital Partners, LLC	$83,500	7,456
Osher Capital Partners, LLC	$27,780	2,481

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SCHEDULE B

WIRE INSTRUCTIONS

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